CHICO’S      NEWSRELEASE

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200 • Fax: (239) 277-5237

For Immediate Release

Executive Contact:	Investor / Media Contacts:
Charles J. Kleman	James Palczynski-Investor Relations
Chief Operating Officer	Megan McDonnell-Media Relations
Chief Financial Officer	Integrated Corporate Relations, Inc.
Chico’s FAS, Inc.	(203) 222-9013
(239) 274-4105

Chico’s FAS, Inc. Announces Record Third Quarter and
Nine Month Revenues and Earnings

•	Third quarter net income up 72.2% to a record $27 million
•	Revenues rose 40.8% to a record $553 million for the nine months
•	Net income climbed 44.3% to a record $75 million for the nine months

     Fort Myers, FL — December 2, 2003 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the third quarter and nine months ended November 1, 2003.

     Net sales for the third quarter ended November 1, 2003, increased 53.4% to a record $211 million from $137 million for the third quarter ended November 2, 2002. Net income rose 72.2% to $27 million, or $0.30 a diluted share, compared to net income of $16 million, or $0.18 a diluted share, in the prior year’s third quarter. Comparable store sales for the Company-owned stores increased 20.9% for the thirteen week period ended November 1, 2003, compared to the same thirteen week period last year.

     For the nine months ended November 1, 2003, net sales increased 40.8% to a record $553 million from $393 million for the prior year’s nine months ended November 2, 2002. Net income rose 44.3% to $75 million, or $0.85 a diluted share, compared to net income of $52 million, or $0.60 a diluted share, in the prior period. Comparable store sales for Company-owned stores increased 14.6% for the thirty-nine week period compared to the same thirty-nine week period last year.

     Scott A. Edmonds, Chico’s President and CEO, commented, “We were very pleased with our financial, operational, and strategic performance during the third quarter. Our product offerings at Chico’s continued to meet with unprecedented levels of consumer acceptance as reflected by the quarter’s 20.9% comparable store sales gain. Our new White House|Black Market stores also ran solid year-over-year comparable store sales gains during the quarter. Their momentum, driven in part by our mailing of the first catalog to showcase their concept and merchandise, has continued into November. We are excited about the prospects for both of these concepts during the remainder of the holiday season.

     We are proud to have posted a 72% increase in our quarterly earnings on top of last year’s 75% third quarter increase, especially considering that this year’s results include a pre-

tax charge of $3.6 million that resulted from our decision to discontinue the test of the Pazo concept. Our increase in gross margin to 61.4% from 60.0%, driven primarily from continued improvement in initial markups and operating efficiencies realized at our new distribution center, is especially notable as it was achieved despite the inclusion of the White House|Black Market sales in the mix, which operates at considerably lower gross margin rates. It is important to note that the talented management team of Chico’s achieved these outstanding results while at the same time closing The White House acquisition and rolling out new chain-wide software systems for essentially all of our back office operations including merchandising, product development, planning, product allocation, finance, sales audit, and other systems.”

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 548 women’s specialty stores, including stores in 45 states, the District of Columbia, the Virgin Islands and Puerto Rico operating under either the name Chico’s or White House|Black Market. The Company owns 394 Chico’s front-line stores, 22 Chico’s outlet stores, 111 White House|Black Market stores and 9 Pazo stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at www.chicos.com in the investor relations section

(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 1,	February 1,
	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents	$18,627	$8,753
Marketable securities, at market	70,243	91,195
Receivables	5,302	2,226
Inventories	60,146	44,908
Prepaid expenses	8,363	6,223
Deferred taxes	10,187	7,125

Total Current Assets	172,868	160,430

Property and Equipment:
Land and land improvements	5,310	5,166
Building and building improvements	23,584	19,668
Equipment, furniture and fixtures	91,663	71,769
Leasehold improvements	98,398	78,792

Total Property and Equipment	218,955	175,395
Less accumulated depreciation and amortization	(51,445)	(36,686)

Property and Equipment, Net	167,510	138,709

Other Assets:
Deferred taxes	–	92
Goodwill	59,425	–
Other intangible assets	34,065	–
Other assets, net	4,669	2,313

Total Other Assets	98,159	2,405

	$438,537	$301,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,283	$28,489
Accrued liabilities	35,509	26,200
Current portion of deferred liabilities	833	171

Total Current Liabilities	74,625	54,860

Noncurrent Liabilities:
Deferred taxes	11,476	–
Deferred liabilities	12,386	6,551

Total Noncurrent Liabilities	23,862	6,551

Stockholders’ Equity:
Common stock	871	853
Additional paid-in capital	89,409	63,986
Retained earnings	249,702	175,109
Accumulated other comprehensive income	68	185

Total Stockholders’ Equity	340,050	240,133

	$438,537	$301,544

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended

	November 1, 2003		November 2, 2002		November 1, 2003		November 2, 2002

	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales

Net sales by Company stores	$530,026	95.8	$376,953	96.0	$201,716	95.8	$131,560	95.9
Net sales by catalog & Internet	17,084	3.1	10,924	2.8	6,578	3.1	3,867	2.8
Net sales to Franchisees	5,880	1.1	4,906	1.2	2,275	1.1	1,834	1.3

Net sales	552,990	100.0	392,783	100.0	210,569	100.0	137,261	100.0
Cost of goods sold	211,725	38.3	153,465	39.1	81,202	38.6	54,885	40.0

Gross profit	341,265	61.7	239,318	60.9	129,367	61.4	82,376	60.0
General, administrative and store operating expenses	206,522	37.4	145,796	37.1	80,815	38.4	53,666	39.1
Depreciation and amortization	15,137	2.7	10,740	2.7	5,547	2.6	3,868	2.8

Income from operations	119,606	21.6	82,782	21.1	43,005	20.4	24,842	18.1
Interest income, net	705	0.2	621	0.2	155	0.1	228	0.2

Income before taxes	120,311	21.8	83,403	21.3	43,160	20.5	25,070	18.3
Income tax provision	45,718	8.3	31,694	8.1	16,401	7.8	9,526	7.0

Net income	$74,593	13.5	$51,709	13.2	$26,759	12.7	$15,544	11.3

Per share data:
Net income per common share–basic	$0.87		$0.63		$0.31		$0.19

Net income per common & common equivalent share–diluted	$0.85		$0.60		$0.30		$0.18

Weighted average common shares outstanding–basic	86,100		82,700		86,818		83,745

Weighted average common & common equivalent shares outstanding–diluted	87,827		85,720		88,509		86,158